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                      ADVANCED LIGHTING TECHNOLOGIES, INC.
          EXHIBIT 11 -- STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                 (IN THOUSANDS, EXCEPT PER SHARE DOLLAR AMOUNTS)

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                                                             Three Months Ended September 30,
                                                          ---------------------------------------
                                                               1998                    1997
                                                          ---------------         ---------------


 Income from continuing operations
    attributable to common shareholders                     $        288          $       2,788
                                                          ===============         ===============


 Net income attributable to common
    shareholders                                            $        288          $       2,490
                                                          ===============         ===============

 Weighted average shares -- Basic:
    Outstanding  at beginning of period                           20,189                 13,435
    Issued pursuant to public offering                                 -                  2,772
    Issued for exercise of stock options                              14                     18
    Issued pursuant to employee stock purchase plan                    2                      -
    Issuable in connection with an acquisition                         -                     35
                                                          ---------------         ---------------
       Weighted average shares -- Basic                           20,205                 16,260
                                                          ===============         ===============


 Weighted average shares -- Diluted:
    Basic from above                                              20,205                 16,260
    Effect of stock options                                          368                    365
                                                          ---------------         ---------------
       Weighted average shares -- Diluted                         20,573                 16,625
                                                          ===============         ===============


 Earnings (loss) per share -- Basic
    Income from continuing operations                       $        .01          $         .17
    Loss from discontinued operations                                 --                   (.02)
                                                          ---------------         ---------------
       Earnings per share -- Basic                          $        .01          $         .15
                                                          ===============         ===============


 Earnings (loss) per share -- Diluted
    Income from continuing operations                       $        .01          $         .17
    Loss from discontinued operations                                 --                   (.02)
                                                          ---------------         ---------------
       Earnings per share -- Diluted                        $        .01          $         .15
                                                          ===============         ===============
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